United States
Securities and Exchange Commission
Washington, D.C. 20549

Schedule 14A

(Rule 14a-101)

Proxy Statement Pursuant to Section 14(a) of the
Securities Exchange Act of 1934
(Amendment No.     )

Filed by the registrant ☒                            Filed by a party other than the registrant ☐

Check the appropriate box:

☐	Preliminary Proxy Statement

☐	Confidential, For Use of the Commission Only (as permitted by Rule 14a-6(e)(2))

☒	Definitive Proxy Statement

☐	Definitive Additional Materials

☐	Soliciting Material Pursuant to § 240.14a-12

Applied Energetics, Inc.

(Name of Registrant as Specified in Its Charter)

(Name of Person(s) Filing Proxy Statement, if Other Than the Registrant)

Payment of Filing Fee (Check the appropriate box):

☒	No fee required

☐	Fee computed on table below per Exchange Act Rules 14a-6(i)(1) and 0-11.

(1)	Title of each class of securities to which transaction applies:

(2)	Aggregate number of securities to which transaction applies:

(3)	Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (set forth the amount on which the filing fee is calculated and state how it was determined):

(4)	Proposed maximum aggregate value of transaction:

(5)	Total fee paid:

☐	Fee paid previously with preliminary materials.

☐
Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the form or schedule and the date of its filing.

(1)	Amount previously paid:

(2)	Form, Schedule or Registration Statement No.:

(3)	Filing Party:

(4)	Date Filed:

APPLIED ENERGETICS, INC.
3590 EAST COLUMBIA STREET
TUCSON, ARIZONA 85714

May 14, 2008

Dear Fellow Stockholders:

An Annual Meeting of Stockholders will be held on Wednesday, June 11, 2008 at 10:00 A.M., at the offices of Blank Rome LLP, 405 Lexington Avenue - 24 th Floor, New York, New York 10174.

The Notice of Annual Meeting and Proxy Statement, which follow, describe the business to be conducted at the Annual Meeting.

Whether or not you plan to attend the Annual Meeting in person, it is important that your shares be represented and voted. After reading the enclosed Notice of Annual Meeting and Proxy Statement, I urge you to complete, sign, date and return your proxy card in the envelope provided. If the address on the accompanying material is incorrect, please advise our Transfer Agent, Continental Stock Transfer & Trust Company, in writing, at 17 Battery Place, New York, New York 10004.

The Annual Meeting will be held solely to tabulate the votes cast and report on the results of the voting on those matters listed in the accompanying proxy statement. No presentations or other business matters are planned for the meeting.

Your vote is very important, and we will appreciate a prompt return of your signed proxy card.

Cordially,

Dana A. Marshall
Chairman of the Board, Chief Executive Officer and President

APPLIED ENERGETICS, INC.
3590 EAST COLUMBIA STREET
TUCSON, ARIZONA 85714

NOTICE OF ANNUAL MEETING OF STOCKHOLDERS
TO BE HELD JUNE 11, 2008

To the Stockholders of Applied Energetics, Inc.:

NOTICE IS HEREBY GIVEN that an Annual Meeting of Stockholders of Applied Energetics, Inc. (the “Company”) will be held on Wednesday, June 11, 2008 at 10:00 A.M. local time at the offices of Blank Rome LLP, 405 Lexington Avenue – 24 th Floor, New York, New York 10174 for the following purposes:

(i) To elect two Class I directors to hold office until the 2011 Annual Meeting of Stockholders and one Class II director to hold office until the 2009 Annual Meeting of Stockholders, and until their respective successors have been duly elected and qualified; and

(ii) To transact such other business as may properly come before the meeting or any adjournment or adjournments thereof.

Only stockholders of record on the books of the Company at the close of business on May 9, 2008 will be entitled to notice of and to vote at the meeting or any adjournments thereof.

A copy of the Company’s Annual Report for the year ended December 31, 2007, which contains financial statements, accompanies this Notice and the attached Proxy Statement.

May 14, 2008	By order of the Board of Directors

Dana A. Marshall
Chairman of the Board, Chief Executive Officer and President

PLEASE FILL IN, DATE, SIGN AND RETURN THE ENCLOSED PROXY CARD IN THE ENVELOPE PROVIDED FOR THAT PURPOSE, WHICH REQUIRES NO POSTAGE IF MAILED IN THE UNITED STATES. THE PROXY MAY BE REVOKED AT ANY TIME PRIOR TO EXERCISE, AND IF YOU ARE PRESENT AT THE MEETING YOU MAY, IF YOU WISH, REVOKE YOUR PROXY AT THAT TIME AND EXERCISE THE RIGHT TO VOTE YOUR SHARES PERSONALLY.

PROXY STATEMENT

APPLIED ENERGETICS, INC.

ANNUAL MEETING OF STOCKHOLDERS
TO BE HELD JUNE 11, 2008

This Proxy Statement is furnished in connection with the solicitation of proxies by the Board of Directors of Applied Energetics, Inc. (“Applied Energetics” or the “Company”) for use at the Annual Meeting of Stockholders to be held on Wednesday, June 11, 2008 (the “Annual Meeting”), including any adjournment or adjournments thereof, for the purposes set forth in the accompanying Notice of Meeting.

Management intends to mail this proxy statement, the accompanying form of proxy and annual report to stockholders on or about May 16, 2008.

Proxies in the accompanying form, duly executed and returned to the management of the Company and not revoked, will be voted at the Annual Meeting. Any proxy given pursuant to such solicitation may be revoked by the stockholder at any time prior to the voting of the proxy by a subsequently dated proxy, by written notification to the Secretary of the Company, or by personally withdrawing the proxy at the meeting and voting in person.

The address and telephone number of the principal executive offices of the Company are:

3590 East Columbia Street
Tucson, Arizona 85714
Telephone: (520) 628-7415

-i-

GENERAL INFORMATION

Outstanding Stock and Voting Rights.

Only stockholders of record at the close of business on May 9, 2008 (the “Record Date”) are entitled to notice of and to vote at the Annual Meeting. As of the Record Date, there were issued and outstanding 80,587,762 shares of the Company’s Common Stock, $.001 par value per share (the “Common Stock”), the Company’s only class of voting securities, and 950,000 shares of the Company’s Series A Redeemable Convertible Preferred Stock (the “Series A Preferred Stock”). Each share of Common Stock entitles the holder thereof to cast one vote on each matter submitted to a vote at the Annual Meeting. The holders of shares of Series A Preferred Stock do not have any vote rights, except as required by law, and, accordingly, are not entitled to vote on the election of directors.

Voting Procedures.

At the Annual Meeting, the two nominees for election as Class I directors and the nominee for election as Class II director who receive the highest number of affirmative votes of shares of person or by proxy will be elected, provided a quorum is present. All other matters to come before the Annual Meeting will be decided by the affirmative vote of a majority of the shares of Common Stock represented at the Annual Meeting and entitled to vote on the matter presented in person or by proxy, provided a quorum is present. A quorum is present if at least a majority of the shares of Common Stock outstanding as of the Record Date are present in person or represented by proxy at the Annual Meeting. It is currently anticipated that votes will be counted and certified by an Inspector of Election who is currently expected to be either an employee of the Company or its transfer agent. In accordance with Delaware law, abstentions and “broker non-votes” (i.e. proxies from brokers or nominees indicating that such persons have not received instructions from the beneficial owner or other persons entitled to vote shares as to a matter with respect to which the brokers or nominees do not have discretionary power to vote) will be treated as present for purposes of determining the presence of a quorum. For purposes of determining approval of a matter presented at the meeting, abstentions will be deemed present and entitled to vote and will, therefore, have the same legal effect as a vote “against” a matter presented at the meeting. Broker non-votes will be deemed not entitled to vote on the subject matter as to which the non-vote is indicated. Broker non-votes will have no legal effect on the vote on the election of directors or on any other particular matter which requires the affirmative vote of the holders of a majority of the shares of Common Stock represented at the Annual Meeting.

The officers and directors of the Company who, in the aggregate own approximately 15.3% of the outstanding common stock of the Company on the Record Date, have indicated their intent to vote in favor of the nominees for director nominated by the Company.

The enclosed proxies will be voted in accordance with the instructions thereon. Unless otherwise stated, all shares represented by such proxy will be voted as instructed. Proxies may be revoked as noted above.

The entire cost of soliciting proxies, including the costs of preparing, assembling, printing and mailing this Proxy Statement, the proxy and any additional soliciting material furnished to stockholders, will be borne by the Company. Arrangements will be made with brokerage houses, banks and other custodians, nominees and fiduciaries to send proxies and proxy materials to the beneficial owners of stock, and the Company expects to reimburse such persons for their reasonable out-of-pocket expenses. Proxies may also be solicited by directors, officers or employees of the Company in person or by telephone, telegram or other means. No additional compensation will be paid to such individuals for these services.

PROPOSAL I: ELECTION OF DIRECTORS

The Company’s By-Laws provide that the Board of Directors of the Company is divided into three classes (Class I, Class II and Class III). At each Annual Meeting of Stockholders, directors constituting one class are elected for a three-year term. At this year’s Annual Meeting of Stockholders, two (2) Class I directors will be elected to hold office for a term expiring at the Annual Meeting of Stockholders to be held in 2011 and one (1) Class II director will be elected to hold office for a term expiring at the Annual Meeting of Stockholders to be held in 2009. It is the intention of the Board of Directors to nominate Dana A. Marshall and James A. McDivitt as Class I directors and General James M. Feigley as Class II director. Each director will be elected to serve until a successor is elected and qualified or until the director’s earlier resignation or removal.

At this year’s Annual Meeting of Stockholders, the proxies granted by stockholders will be voted individually for the election, as directors of the Company, of the persons listed below, unless a proxy specifies that it is not to be voted in favor of a nominee for director. In the event either or both of the nominees listed below shall be unable to serve, it is intended that the proxy will be voted for such other nominees as are designated by the Board of Directors. Each of the persons named below has indicated to the Board of Directors that he will be available to serve.

THE BOARD OF DIRECTORS RECOMMENDS THAT SHAREHOLDERS VOTE FOR THE ELECTION OF THE NOMINEES SPECIFIED BELOW.

The following information is with respect to the nominees for election at this Annual Meeting of Stockholders:

CLASS I DIRECTORS
(To be Elected)
(New Term Expires in 2011)

Dana A. Marshall: Dana A. Marshall, 49, has been our Chairman of the Board since November 2007, Chief Executive Officer, President and Director since August 2006 and was appointed Assistant Secretary of the company in February 2008. Mr. Marshall has over 20 years of experience in the laser and optical technologies in the aerospace and defense industries. Mr. Marshall is a member of the Board of Directors of Research-Electro Optics, a privately held company. Mr. Marshall served as Vice President, Optical Systems SBU of Zygo Corporation, a publicly traded company, from September 2004 through March 2006. From June 2003 through August 2005, Mr. Marshall owned and operated Infusafe LLC, a partner in a venture to develop and market designs for pharmaceutical packaging, and from June 2001 to September 2003, Mr. Marshall managed his income properties through Cricklewood Realty LLC. From 1993 through 2000, Mr. Marshall was Chief Executive Officer, President and Chairman of the Board of Cutting Edge Optronics, Inc., a developer and manufacturer of high power solid state and semiconductor lasers which he founded in 1993, developed and sold to TRW Incorporated in 2004. Before founding Cutting Edge Optronics, Mr. Marshall’s career included substantial positions in strategic planning and program management, at major defense companies, including serving as Program Manager, Lasers and Electronic Systems Division of McDonnell Douglas Corporation. Prior to joining McDonnell Douglas, Mr. Marshall began his defense industry career in 1982 at General Dynamics Corporation, and rose to become Manager of Strategic Planning at Corporate Headquarters.

James A. McDivitt: James A. McDivitt, 78, has served as a member of our Board of Directors since February 2006. Mr. McDivitt serves as our lead independent director, as a member of our Compensation Committee and our Audit Committee and as Chairman of our Nominating and Corporate Governance Committee. Mr. McDivitt currently serves as a director of Silicon Graphics Inc., a publicly traded company. From 1981 until his retirement in 1995, Mr. McDivitt was employed at Rockwell International Corporation, most recently as its Senior Vice President, Government Operations and International. Mr. McDivitt joined Pullman Inc. in 1975 as its Executive Vice President and, in October 1975 he became President of its Pullman Standard Division, The Railcar Division, and later had additional responsibility for the leasing, engineering and construction areas of the company. From 1972 through 1975, he was Executive Vice President Corporate Affairs for Consumers Power Company. Mr. McDivitt joined the United States Air Force in 1951 and retired with the rank of Brigadier General in 1972. During his service with the U.S. Air Force, Mr. McDivitt was selected as an astronaut in 1962 and was Command Pilot for Gemini IV and Commander of Apollo 9 and Apollo Spacecraft Program Manager from 1969 to 1972, including Apollo 12 through 16 missions. Mr. McDivitt holds a B.S. degree in Aeronautical Engineering from the University of Michigan.

CLASS II DIRECTOR
(To be Elected)
(New Term Expires in 2009)

James M. Feigley: James M. Feigley, 58, has served as President of Rock River Consulting, Inc. a defense consulting firm he founded in early May 2003 after retiring from the U.S. Marine Corps. General Feigley served as Commander of the Marine Corps Systems Command from 1998 through 2002, where he was the executive authority on research, development, procurement, fielding and life cycle support for all Marine Corps ground combat, combat support and combat service support equipment, ordinance and systems. General Feigley served as Direct Reporting Program Manager to the Assistant Secretary of the Navy, Research, Development and Acquisition Program from 1993 through 1998, during which time he was in charge of business planning, cost estimating, technical risk analyses and management, systems engineering and numerous other responsibilities. He served as Project Manager for the Headquarters, U.S. Marine Corps and Naval Sea Systems Command from 1986 through 1993, where he managed all technology base projects for ‘Advanced Amphibious Assault Vehicle’ and wrote all technical, financial, cost, management, risk, planning and performance documentation. General Feigley also served as a member of the United States Marine Corps from 1972 through 1986. He received a BS from the University of Wisconsin- Oshkosh in 1972 and graduated from the Army Logistics Management Center in 1982, the Marine Corps Command and Staff College in 1986 and the Defense Systems Management College in 1986. He currently serves as Distinguished Guest Lecturer at the Defense Acquisition University and an Associate Member of the Naval Research Advisory Committee. Mr. Feigley retired from the Marine Corps as a Brigadier General in 2002 and received many decorations and honors during his military career.

DIRECTORS AND EXECUTIVE OFFICERS

The following information is with respect to incumbent directors in Class II and Class III of the Board of Directors who are not nominees for election at this Annual Meeting of Stockholders:

CLASS II DIRECTORS
(Term Expires in 2009)

George P. Farley: George P. Farley, 69, a certified public accountant, has been a member of our Board of Directors since March 2004. Mr. Farley is Chairman of our Audit Committee. Mr. Farley has been providing financial consulting services since 1999. Through 2006, Mr. Farley served as a Director and a member of the Audit Committee of iCad, Inc. He has also served as a Director and member of the Audit Committee of Preserver Insurance Company, Inc. and Acorn Holdings Corp and as a Director for Olympia Leather Company, Inc. From November 1997 to August 1999, Mr. Farley was a Chief Financial Officer of Talk.com, Inc., which provides telecommunication services. Mr. Farley was also a director of Talk.com, Inc. Mr. Farley joined BDO Seidman, LLP in 1962 and was a partner at BDO Seidman, LLP from 1972 to 1995 with extensive experience in accounting, auditing and SEC matters.

CLASS III DIRECTORS
(Term Expires in 2008)

James K. Harlan: James K. Harlan, 56, has been a member of our Board of Directors since March 2004. Mr. Harlan is the Chairman of our Compensation Committee and serves as a member of our Audit Committee. Mr. Harlan is the Executive Vice President and Chief Financial Officer of HNG Storage, LP, a natural gas storage development and operations business that he helped found in 1992. From 1991 to 1997, Mr. Harlan served as Group Development Manager for the Pacific Resources Group which was engaged with various manufacturing and distribution businesses and joint ventures in Asia, Australia, and North America. He also served as operations research and planning analyst for the White House Office of Energy Policy and Planning from 1977 to 1978, the Department of Energy from 1978 to 1981, and U.S. Synthetic Fuels Corporation from 1981 to 1984. He has a PhD in Public Policy with an operations research dissertation from Harvard University and a BS in Chemical Engineering from Washington University in St. Louis. Mr. Harlan is a member of the Board of Directors of iCAD where he is a member of the Audit Committee and is Chairman of the Governance Committee.

David C. Hurley: David C. Hurley, 67, has been a member of our Board of Directors since March 2004, serves as a member of our Nominating and Corporate Governance Committee, and served as the independent Chairman of our Board from March 2006 until December 2007. Mr. Hurley was appointed Vice Chairman of PrivatAir of Geneva, Switzerland on February 1, 2003, relinquishing the role of Chief Executive Officer, a position he held following the acquisition of Flight Services Group ("FSG") by PrivatAir in 2000.  PrivatAir has major business aviation operations in over fifteen bases in the U.S. and aircraft service operations at Le Bourget, Paris, France; Dusseldorf, Munich and Hamburg Germany; and Geneva, Switzerland. Mr. Hurley founded FSG in 1984.  FSG is one of the world's largest providers of corporate aircraft management, executive charter and aircraft sales and acquisitions in the U.S. Mr. Hurley has over 30 years experience in marketing and sales in the aerospace and telecommunications industries. Before founding FSG, he served as the Senior Vice President of Domestic and International Sales for Canadair Challenger. He also served as Regional Manager of the Cessna Aircraft Company and as Director of Marketing, Government and Military Products Division, for the Harris Intertype Corporation. Mr. Hurley serves as the Chairman of the Board of the Smithsonian Institution' s National Air and Space Museum, Washington, D.C.; and serves on the Boards of BE Aerospace, Inc., a public company, Hexcel Corp., a public company listed on the New York Stock Exchange, Genesee & Wyoming, Inc., a public company listed on the New York Stock Exchange, Genesis Lease, Ltd., a public company listed on the New York Stock Exchange, The Corporate Angel Network, White Plains, N.Y., and Aerosat, Inc., Manchester, NH. He is an alumnus of Hartwick College and served three years in the Special Services Branch of the US Army, receiving an honorable discharge.

The following is information with respect to the Company’s officers who are not directors or nominees for director:

Kenneth M. Wallace, 45, has been the Chief Financial Officer since March 2006 and Secretary since February 2008. Mr. Wallace was Chief Operating Officer from July 2006 to October 2007. From October 2005 through March 2006, Mr. Wallace was Chief Financial Officer of Crosswalk, Inc., an early-stage software and grid storage development company. From July 2004 through May 2005, Mr. Wallace was Senior Vice President and Chief Operating Officer of a building products manufacturer based in Chandler, Arizona. From 2000 through 2004, Mr. Wallace was Chief Financial Officer and a Director of Moxtek, a scientific instrumentation company specializing in X-Ray optics and nano-structured polarization technologies. From 1996 to 2000, Mr. Wallace was Chief Financial Officer of LAB-Interlink, a high-tech laboratory automation company specializing in the remote handling of clinical laboratory specimens.

Joseph C. Hayden, 50, has been the Executive Vice President - Programs for Applied Energetics since December 2004. Prior to that, Mr. Hayden was the Executive Vice President of Business Operations from November 2002 to 2004. Mr. Hayden has over 25 years experience in managing large engineering projects and high technology research and development. Mr. Hayden is responsible for Contract Bid and Proposals and administration of existing contracts for Applied Energetics. Prior to the founding of Applied Energetics, Mr. Hayden worked at Raytheon, Inc. (“Raytheon”) and also at two other start-up companies. A graduate of the U.S. Naval Academy, Mr. Hayden was a U.S. Navy Surface Warfare Officer and Nuclear Engineer before leaving the service to work in industry.

Stephen W. McCahon, 48, has been the Executive Vice President - Engineering for Applied Energetics since November 2002. Dr. McCahon has an extensive background in optical physics, solid-state physics, ultra-short pulse lasers and non-linear optics, and a broad background in Electrical Engineering (BSEE, MSEE, PH.D. EE/Physics). Dr. McCahon has more than 40 scientific publications and holds 10 issued patents with 3 pending. Prior to joining Applied Energetics, Dr. McCahon had been Chief Engineer of Raytheon’s Directed Energy Weapon Product Line. Previously, he had been a Member of the Research Staff at Hughes Research Laboratories in Malibu, CA (Currently known as HRL Laboratories).

STOCK OWNERSHIP AND SECTION 16 COMPLIANCE

The following table sets forth information regarding the beneficial ownership of our Common Stock, based on information provided by the persons named below in publicly available filings, as of the Record Date:

•	each of the our directors and executive officers;

•	all directors and executive officers of ours as a group; and

•	each person who is known by us to beneficially own more than five percent of the outstanding shares of our Common Stock.

Unless otherwise indicated, the address of each beneficial owner is care of Applied Energetics, 3590 East Columbia Street, Tucson, Arizona 85714. Unless otherwise indicated, the Company believes that all persons named in the following table have sole voting and investment power with respect to all shares of common stock that they beneficially own.

For purposes of this table, a person is deemed to be the beneficial owner of the securities if that person has the right to acquire such securities within 60 days of the Record Date upon the exercise of options or warrants. In determining the percentage ownership of the persons in the table below, we assumed in each case that the person exercised all options and warrants which are currently held by that person and which are exercisable within such 60 day period, but that options and warrants held by all other persons were not exercised, and based the percentage ownership on 80,587,762 shares outstanding on the Record Date.

Name and Address of Beneficial Owner	Number of Shares Beneficially Owned	Percentage of Shares Beneficially Owned(1)
Robert Howard	15,339,162(2)	19.0%
Artis Capital Management, L.P.	8,426,638(3)	10.5%
Thomas C. Dearmin	6,647,351(4)	8.2%
Galleon Management L.P.	6,010,817(5)	7.5%
Joseph C. Hayden	5,994,468(6)	7.4%
Stephen W. McCahon	5,873,968(7)	7.3%
S.A.C. Capital Advisors, LLC	5,480,000(8)	6.8%
Dana A. Marshall	596,196(9)	*
Kenneth M. Wallace	470,227(10)	*
James A. McDivitt	318,871(11)	*
David C. Hurley	318,784(12)	*
James K. Harlan	295,615(13)	*
George P. Farley	185,000(14)	*
All directors and officers as a group (8 persons)	14,053,129	17.1%

*	* Less than 1%

(1)
Computed based upon the total number of shares of common stock, restricted shares of common stock and shares of common stock underlying options held by that person that are exercisable within 60 days of the Record Date.

(2)
Based on information contained in a report on Schedule 13D filed with the SEC on January 15, 2008. Represents: (i) 13,005,162 shares of common stock held directly by Mr. Howard; (ii) 2,334,000 shares of common stock held by the Robert Howard Family Foundation (the “Foundation”). Mr. Howard is a director of, and shares voting and dispositive power over the shares of common stock held by the Foundation. Mr. Howard disclaims beneficial ownership of the shares of common stock held by the Foundation.

(3)
Based on information contained in a report on Schedule 13G filed with the SEC on February 14, 2008: The address of Artis Capital Management, LLC (“Artis”) is One Market Plaza, Spear Street Tower, Suite 1700, San Francisco, CA 94105. Artis is a registered investment adviser and is the investment adviser of investment funds that hold the company’s stock for the benefit of the investors in those funds, including Artis Technology 2X Ltd (“2X”). Artis Inc. is the general partner of Artis. Stuart L. Peterson is the president of Artis Inc. and the controlling owner of Artis and Artis Inc. Each of Artis, Artis Inc., and Mr. Peterson disclaims beneficial ownership of the Stock, except to the extent of its or his pecuniary interest therein. 2X disclaims that it is, the beneficial owner as defined in Rule 13d-3 under the Securities Act of 1933 of any of such shares of common stock.

(4)	Based on information provided by Mr. Dearmin on February 11, 2008.

(5)	Based on information contained in a report on Schedule 13G filed with the SEC on February 14, 2008 which indicates sole voting and investment power as to the shares

(6)	Represents 5,925,668 shares of common stock and 45,000 unvested shares of restricted common stock.

(7)	Represents 5,828,968 shares of common stock and 45,000 unvested shares of restricted common stock.

(8)
Based on information contained in a report on Schedule 13G filed with the SEC on February 14, 2008: The address of S.A.C. Capital Advisors, LLC, 72 Cummings Point Road, Stamford, CT 06902. Pursuant to investment agreements, each of S.A.C. Capital Advisors LLC (“SAC Capital Advisors”) and S.A.C. Capital Management LLC (“SAC Capital Management”) share all investment and voting power with respect to the securities held by SAC Capital Associates LLC (SAC Associates”). Steven A. Cohen controls each of SAC Capital Advisors and SAC Capital Management. By reason of the provisions of Rule 13d-3 of the Securities Exchange Act of 1934, as amended, each of SAC Capital Advisors, SAC Capital Management and Mr. Cohen may be deemed to own beneficially 5,480,000 shares. Each of SAC Capital Advisors, SAC Capital Management and Mr. Cohen disclaim beneficial ownership of any of the securities described in this footnote.

(9)	Represents 56,612 shares of common stock, 206,250 unvested shares of restricted common stock and 333,334 options exercisable within 60 days of the Record Date.

(10)	Represents 16,893 shares of common stock, 98,334 unvested shares of restricted common stock and 355,000 options exercisable within 60 days of the Record Date.

(11)	Represents 33,871 shares of common stock and 285,000 options exercisable within 60 days of the Record Date.

(12)	Represents 33,784 shares of common stock and 285,000 options exercisable within 60 days of the Record Date.

(13)	Represents 23,115 shares of common stock and 272,500 options exercisable within 60 days of the Record Date.

(14)	Represents 185,000 options exercisable within 60 days of the Record Date. Mr. Farley denies ownership or control over common stock he transferred to a family trust.

Section 16(A) Beneficial Ownership Reporting Compliance:

Section 16(a) of the Securities Exchange Act of 1934 requires certain officers and directors of Applied Energetics, and any persons who own more than ten-percent of the common stock outstanding to file forms reporting their initial beneficial ownership of shares and subsequent changes in that ownership with the SEC and the NASDAQ Global Market. Officers and directors of Applied Energetics, and greater than ten-percent beneficial owners are also required to furnish us with copies of all such Section 16(a) forms they file. Based solely on a review of the copies of the forms furnished to us, we believe that during the year ended December 31, 2007 all section 16(a) filing requirements were met, except that Kenneth M. Wallace was late in filing a Form 4 and each of Joseph C. Hayden and Stephen W. McCahon was late in reporting a restricted stock grant in November 2007, but reported the transaction on a Form 5 for the year ended December 31, 2007.

CORPORATE GOVERNANCE

Director Independence

The Board has determined that Messrs. Hurley, Farley, Harlan, and McDivitt and General Feigley meet the director independence requirements of the Marketplace Rules of the Association of Securities Dealers, Inc. applicable to NASDAQ listed companies. In March 2008, the Board of Directors designated James A. McDivitt as our Lead Independent Director.

Board Meetings

During the last year, the Board of Directors held 4 meetings. Each of the directors is encouraged to attend meetings scheduled and all of the directors attended at least 75% of the meetings and the committees of which he served. The Board also took action by unanimous written consent in lieu of meetings.

Committees of the Board of Directors

Audit Committee. The Audit Committee of the Board of Directors is comprised of Messrs. Farley, Harlan and McDivitt. The Audit Committee is comprised entirely of non-employee directors, each of whom has been determined to be “independent” as defined by the rules of The Nasdaq Stock Market The Committee operates under a written charter, a copy of which is included in this statement as appendix A. The Audit Committee assists the Board of Directors by providing oversight of the accounting and financial reporting processes of the Company, appoints the independent public accountants, reviews with the independent public accountants the scope and results of the audit engagement, approves professional services provided by the independent public accountants, reviews the independence of the independent public accountants, considers the range of audit and non-audit fees and reviews the adequacy of internal accounting controls. The Audit Committee met 5 times during the last fiscal year. The Board of Directors has determined that Mr. Farley, the Chairman of the Audit Committee and an independent Director, has been designated the audit committee financial expert under the rules and regulations of the Securities and Exchange Commission for purposes of Section 407 of the Sarbanes-Oxley Act of 2002.

Compensation Committee. The Compensation Committee of the Board of Directors is comprised of Messrs. Harlan, Farley and McDivitt. The Compensation Committee is comprised of non-employee directors, each of whom is “independent” as defined by the rules applicable to Nasdaq-traded issuers. The Committee operates under a written charter, a copy of which was filed with the December 31, 2006 10-K Annual Report. The Compensation Committee is responsible for establishing and maintaining executive compensation practices designed to enhance Company profitability and enhance long-term shareholder value. The Compensation Committee met 6 times during the last fiscal year. Throughout the year, the committee also took actions by unanimous written consent in lieu of meetings.

Nominating and Corporate Governance Committee. The Nominating and Corporate Governance Committee is comprised of Messrs. Hurley and McDivitt. The Committee is comprised of non-employee directors, each of whom is “independent” as defined by the rules applicable to Nasdaq-traded issuers. The Nominating and Corporate Governance Committee is responsible for establishing and maintaining corporate governance practices designed to aid the long-term success of Applied Energetics and effectively enhance and protect shareholder value. The Committee operates under a written charter, a copy of which was filed with the December 31, 2006 10-K Annual Report. The Nominating and Corporate Governance Committee met 2 times during the last fiscal year (within the executive session of board meetings). Throughout the year, the committee from time to time discussed various matters.

Code of Ethics and Business Conduct

Applied Energetics has adopted a Code of Business Conduct and Ethics that applies to all of Applied Energetics’ employees and directors, including its principal executive officer, principal financial officer and principal accounting officer. Applied Energetics’ Code of Business Conduct and Ethics covers all areas of professional conduct including, but not limited to, conflicts of interest, disclosure obligations, insider trading, confidential information, as well as compliance with all laws, rules and regulations applicable to Applied Energetics’ business.

Upon request made to us in writing at the following address, our Code of Ethics and Business Conduct will be provided without charge:

Applied Energetics, Inc.
Attn: Human Resources
3590 E Columbia St.
Tucson, AZ 85714

Communications with the Board

The Board of Directors has established a process for stockholders to send communications to the Board of Directors. Stockholders may communicate with the Board of Directors individually or as a group by writing to: The Board of Directors of Applied Energetics, Inc., c/o Corporate Secretary, 3590 East Columbia Street, Tucson, Arizona 85714. Stockholders should identify their communication as being from a stockholder of the Company. The Corporate Secretary may require reasonable evidence that the communication or other submission is made by a stockholder of the Company before transmitting the communication to the Board of Directors.

Consideration of Director Nominees

Stockholders of the Company wishing to recommend director candidates to the Board of Directors must submit their recommendations in writing to the Board of Directors, c/o Corporate Secretary, 3590 East Columbia Street, Tucson, Arizona 85714.

The Nominating and Corporate Governance Committee is responsible for recommending to the Board all director nominees for consideration and follow the process set forth below. The Nominating and Corporate Governance Committee, comprised of Messrs. Hurley and McDivitt, recommended to the Board the director nominations for the 2007 Annual Meeting of Stockholders.

The Nominating and Corporate Governance Committee consider nominees recommended by the Company’s stockholders provided that the recommendation contains sufficient information for the independent directors to assess the suitability of the candidate, including the candidate’s qualifications, name, age, business and residential address. Candidates recommended by stockholders that comply with these procedures will receive the same consideration that candidates recommended by the Committee receive. The recommendations must also state the name of the stockholder who is submitting the recommendation. In addition, it must include information regarding the recommended candidate relevant to a determination of whether the recommended candidate would be barred from being considered independent under NASD Marketplace Rule 4200, or, alternatively, a statement that the recommended candidate would not be so barred. Each nomination is also required to set forth a representation that the stockholder making the nomination is a holder of record of capital stock of the Company entitled to vote at such meeting and intends to appear in person or by proxy at the meeting to vote for the person or persons nominated; a description of all arrangements and understandings between the stockholder and each nominee and any other person or persons (naming such person or persons) pursuant to which the nomination was made by the stockholder; such other information regarding each nominee proposed by such stockholder as would be required to be included in a proxy statement filed pursuant to the proxy rules of the SEC had the nominee been nominated by the Board of Directors; and the consent of each nominee to serve as a director of the Company if so elected. A nomination which does not comply with the above requirements or that is not received by the deadline referred to below will not be considered.

The qualities and skills sought in prospective members of the board will be determined by the independent directors. Generally, director candidates must be qualified individuals who, if added to the Board, would provide the mix of director characteristics, experience, perspectives and skills appropriate for the Company. Criteria for selection of candidates will include, but not be limited to: (i) business and financial acumen, as determined by the committee in its discretion, (ii) qualities reflecting a proven record of accomplishment and ability to work with others, (iii) knowledge of the Company’s industry, (iv) relevant experience and knowledge of corporate governance practices, and (v) expertise in an area relevant to the Company. Such persons should not have commitments that would conflict with the time commitments of a Director of the Company.

Deadline and Procedures for Submitting Board Nominations

A stockholder wishing to nominate a candidate for election to the Board at the Annual Meeting of Stockholders to be held in 2009 is required to give written notice containing the required information specified above addressed to the Nominating and Corporate Governance Committee, c/o Secretary of the Company, Applied Energetics, Inc., 3590 East Columbia Street, Suite, 120, Tucson, Arizona 85714 of his or her intention to make such a nomination. The notice of nomination and other required information must be received by our corporate secretary not less than 50 nor more than 75 days prior to the meeting unless less than 65 days notice or prior public disclosure of the date of the meeting is given or made to stockholders, in which case the notice and other required information must be received not later than the close of business on the tenth day following the date on which the notice of the date of the meeting was mailed or other public disclosure of the date of the meeting was made.

Litigation

In July 2006, two class action complaints were filed by George Wood and Raymond Deedon against Applied Energetics, Inc. (formerly Ionatron, Inc.) and its founders. Each of the class actions was filed in the United States District Court for the District of Arizona and allege, among other things, violations of Section 10(b) of the Securities Exchange Act of 1934 and Rule 10b-5, claiming that we issued false and misleading statements concerning the development of its counter-IED product. The court consolidated these cases, and a consolidated amended complaint was served. The action has been dismissed against Joseph C. Hayden and Stephen W. McCahon with prejudice, and is proceeding against us and the remaining defendants. We are unable to evaluate the likelihood of an unfavorable outcome in this matter or estimate the range of potential loss, if any. However, we intend to defend ourselves vigorously in these legal proceedings.

In September 2006, a derivative action was filed by John T. Johnasen in Arizona State Court, Pima County, against certain of our current and former officers and directors, alleging, among other things, breach of fiduciary duty. On February 1, 2008, the state court extended the stay of the derivative action until 30 days after the federal district court rules on our motion to dismiss the consolidated complaint in the class action described above. The parties have executed a stipulation that has not yet been approved by the court pursuant to which, among other things, this action will be stayed until the federal action described above has been concluded.

In addition, we may from time to time be involved in legal proceedings arising from the normal course of business. As of the date of this report, we have not received notice of any other legal proceedings.

EXECUTIVE AND DIRECTOR COMPENSATION

COMPENSATION DISCUSSION AND ANALYSIS

Executive Compensation Philosophy

Our board of directors is committed to establishing and maintaining executive compensation practices designed to support the development of the company’s capabilities and business objectives, enhance our profitability and enhance long-term shareholder value. Toward these aims, in March 2006, our board of directors established a compensation committee. This committee reports to the board on executive compensation matters.

Compensation Committee

Membership

The committee is currently comprised of three independent members of the Board. Director independence is, at a minimum, consistent with applicable rules for Nasdaq-traded issuers, Rule 16b-3 of the Exchange Act, and Section 162(m) of the Internal Revenue Code. The members of the committee are James K. Harlan (chairman), George P. Farley and James A. McDivitt.

Process and procedures for considering and determining executive and director compensation.

Among other things, the committee has the authority and responsibility under its charter to:

•	Approve our compensation philosophy.

•	Formulate, evaluate, and approve compensation for our officers, as defined in Section 16 of the Securities and Exchange Act of 1934 and rules and regulations promulgated therein.

•
Formulate, approve, and administer cash incentives and deferred compensation plans for executives. Cash incentive plans are based on specific performance objectives defined in advance of approving and administering the plan.

•	Oversee and approve all compensation programs involving the issuance of our stock and other equity securities.

•	Review executive supplementary benefits, as well as our retirement, benefit, and special compensation programs involving significant cost to us, as necessary and appropriate.

•	Review compensation for terminated executives.

•	Oversee funding for all executive compensation programs.

•	Review compensation practices and trends of other companies to assess the adequacy of our executive compensation programs and policies.

•
Secure the services of external compensation consultants or other experts, as necessary and appropriate. These services will be paid from us provided board of directors budget. This system is designed to ensure the independence of such external advisors.

•	Approve employment contracts, severance agreements, change in control provisions, and other compensatory arrangements with our executives.

Role of Chief Executive Officer in Recommending Executive Compensation.

The committee makes all compensation decisions related to our named executive officers. However, our Chief Executive Officer regularly provides information and recommendations to the committee on the performance of the executive officers, appropriate levels and components of compensation, including equity grants as well as other information as the committee may request.

Compensation Goals

Our compensation policies are intended to achieve the following objectives:

•	reward executives and employees for their contributions to our growth and profitability, recognize individual initiative, leadership, achievement, and other valuable contributions to our company.

•
to link a portion of the compensation of officers and employees with the achievement of our overall performance goals, to ensure alignment with the our strategic direction and values, and to ensure that individual performance is directed towards the achievement of our collective goals;

•	to enhance alignment of individual performance and contribution with long-term stockholder value and business objectives by providing equity awards;

•	to motivate and incentivize our named executive officers and employees to continually contribute superior job performance throughout the year; and

•	to obtain and retain the services of skilled employees and executives so that they will continue to contribute to and be a part of our long-term success.

Compensation programs and policies are reviewed and approved annually but could be adjusted more frequently if determined by the committee. Included in this process is establishing the goals and objectives by which employee and executive compensation is determined. Executive officers’ performance is evaluated in light of these performance goals and objectives. The committee consults the Chief Executive Officer on the performance of other company executives.

Compensation Surveys and Compensation Consultants

In determining compensation levels, we review compensation levels of companies that we deem to be similar to our company regardless of their location, competitive factors to enable us to attract executives from other companies, and compensation levels that we deem appropriate to retain and motivate our executives. From time to time, we retain the services of independent compensation consultants to review a wide variety of factors relevant to executive compensation, trends in executive compensation, and the identification of relevant peer companies. The committee makes all determinations regarding the engagement, fees, and services of our compensation consultants, and our compensation consultants report directly to our committee.

Elements of Compensation

Compensation for our executives is generally comprised of:

•	base salary is targeted at a competitive level and used to reward superior individual job performance of each named executive officer and to encourage continued superior job performance;

•	cash bonuses are tied to specific, quantifiable and objective performance measures based on a combination of corporate and individual goals, and discretionary bonuses;

•	equity compensation is based on corporate and individual performance, and discretionary equity awards;

•	severance and change of control agreements; and

•	other benefits plan and programs.

While executives have a greater of their total compensation at risk than other employees, the principles which serve as the basis for executive compensation practices apply to the compensation structures for all employees. Namely, corporate and individual performance are the key factors which determine incentive compensation.

The committee considers each component of executive compensation in light of total compensation. In considering adjustments to the total compensation of each named executive officer, the committee also considers the value of previous compensation, including outstanding equity grants and equity ownership.

Compensation paid to executive officers must be approved by our board of directors or by the committee. The committee conducts several meetings in person or telephonically to review and consider our compensation program and policies, as well as specific elements of executive compensation.

Base Salary

Base salaries for the named executive officers and other executives are determined based on market data analysis of comparable positions in the identified compensation peer group. A competitive base salary is provided to each executive officer to recognize the skills and experience each individual brings to the company and the performance contributions they make. When determining the base salary for an executive, we reference a target of the base salaries of similar positions in the identified compensation peer group. Other factors are also taken into account such as internal comparisons, individual skills and experience, length of time with the company, performance contributions and competitiveness of the marketplace. Salaries are reviewed on an annual basis, taking into account the factors described above, and are made in connection with annual performance reviews. The amounts of such adjustments are calculated using merit increase guidelines based on the employee's position within the relevant compensation range and the results of his or her performance review. The recommended percentage increases are established annually and reflect the committee's assessment of appropriate salary adjustments based on competitive surveys and general economic conditions.

Pursuant to his employment agreement in August 2006, Mr. Marshall, our Chairman, Chief Executive Officer and President received an annual base salary of established initially at $250,000 with a provision for annual review of compensation. After a review of Mr. Marshall’s performance and consideration of prevailing compensation levels for executive talent such as is required for the company, the committee increased Mr. Marshall’s annual base salary to $350,000, effective October 1, 2007.

In connection with his hiring and the negotiation of his compensation package in March 2006, Mr. Wallace, our Chief Financial Officer and Principal Accounting Officer, received an annual base salary of $190,000. In February 2007, after the initial year of service and a review of compensation levels for the CFO of similarly sized public companies, the committee increased Mr. Wallace’s annual base salary to $210,000 effective February 1, 2007. On October 24, 2007, the board approved Mr. Wallace’s employment agreement which increased Mr. Wallace’s annual base salary to $225,000.

During the fourth quarter of 2007, the committee reviewed prevailing practices for compensation of professionals in similar functions as Messrs. Hayden and McCahon, who as co-founders of our company have major stock holdings. During 2006, Mr. Hayden, our Executive Vice-President of Programs and Mr. McCahon, our Executive Vice-President of Engineering, each received an annual base salary of $183,750. Effective December 3, 2007, the committee increased the annual base salaries of Messrs. McCahon and Hayden to $235,000 and $225,000, respectively.

The employment of Mr. McCommon - who had served as the company’s Vice President of Finance and Chief Accounting Officer ended in December 2007 with Mr. McCommon continuing to support the company in a consulting capacity. The employment of Mr. Walik - who had been an officer and reporting employee -- ended in January 2007.

Other than the annual base salary for Mr. Marshall, the levels of annual base salary were determined based on the recommendation made by the Chief Executive Officer and approved by the committee. Each individual’s educational qualifications, leadership skills, demonstrated knowledge and business accomplishments were also evaluated in determining base salary levels.

Cash Bonus

Our practice is to award cash bonuses based upon accomplishment of key objectives and overall performance. In addition, from time-to-time the committee may approve payment of bonuses to executives or key contributors for special accomplishment or other reasons. These goals may include progress made in technical programs and technology and product development, improved utilization of company resources and progress in relationships with key customers and strategic alliances and financing activities and the financial results of the company. Generally, the company does not disclose specific targets relating to these goals, because doing so may disclose confidential business information.

After careful consideration of Mr. Marshall’s contributions and accomplishments during the first five months of employment, the committee awarded Mr. Marshall a $60,000 cash bonus in December 2006 which was paid in January 2007. A similar annual review was completed in November 2007. Pursuant to this review which noted important progress in relationships with key customers, the company’s technical programs, and improved utilization of company resources, the committee granted a cash bonus of $125,000 to Mr. Marshall.

After a review of 2006 activities in progress in a number of areas, the committee established a compensation pool of approximately $250,000 (approximately 3% of gross payroll) and requested that Mr. Marshall recommend allocations of this pool for grants – to be reviewed and approved by the committee, to key executives and employees based on their contribution to our objectives in 2006. As a part of the incentive bonus compensation program and in appreciation of their contribution to our goals during 2006, in 2006 the committee approved awards of cash bonuses of $20,000, $10,000 and $10,000 to Messrs. Wallace, Hayden and McCahon, respectively. Additionally, the committee reviewed and approved Mr. Marshall’s recommendation to compensate employees who were scheduled to forfeit excess earned vacation time due to our policy limiting the amount of time an employee is permitted to carry forward at year end. This payout was at a rate of 75% of the employees’ standard hourly base pay. Among the employees included in this program, Messrs. Wallace, McCahon, Hayden, Dearmin and Walik received payments of approximately $2,000, $3,000, $7,000, $1,000 and $5,000, respectively.

In October 2007, the board awarded Mr. Wallace a $60,000 cash bonus in connection with the execution of his employment agreement. In November 2007, the committee granted cash bonuses of $40,000, $50,000 and $40,000 to Messrs. Wallace, Hayden and McCahon, respectively based on their contributions toward advancing individual and corporate performance objectives identified by the Chief Executive Officer and the committee.

Long-Term Incentives

During 2007, the committee undertook an effort to review equity incentives existing for key employees and executives and define a long-term equity incentive program to reinforce and align employee and executive interests with those of the company and to aid in the retention and recruitment of key employee and managerial skills important to the progress of the company.

During the third quarter of 2007, the committee, working with input from the Chief Executive Officer, reviewed the equity compensation incentive positions of key executives and employees whose past and prospective contributions to the company merited special attention. This review was examined by the committee with input from Pearl Meyer and included considerations such as past contributions and effectiveness, key skills to contribute to the forward progress of the company, and incentives for continuity with the company. Pursuant to these evaluations, the committee approved the grant of 395,000 shares of restricted stock by the company to personnel other than the Chief Executive Officer.

During the third quarter 2007, following the approval of our 2007 Stock Incentive Plan by our stockholders, the committee considered, in conjunction with the Chief Executive Officer and experts from Pearl Meyer, the definition of a long term equity compensation program that would provided incentives for recruitment and retention of employees and executives in a competitive market for sometimes specialized scientific, technical and managerial skills. Another objective for this program was to increase alignment of employee and shareholder interests across the company and provide tangible reward for progress on key performance milestones. It was determined that the long term program should be well-defined and relatively predictable to support recruitment and retention objectives and include significant elements defined in the context to the company’s annual planning and budgeting process that occurs during the fourth calendar quarter in respect of the following year. Implementation of long term incentives in the context of the planning and budgeting process supports linkage of a portion of such awards to achievement of specific performance milestones and objectives. Generally, the company does not disclose specific targets relating to these goals, because doing so may disclose confidential business information.

The long term program defined by the committee includes three major elements: (1) an annual equity grant based on a percentage of base compensation for all employees other than officers, (2) performance incentive grants to selected managerial, technical, and administrative employees at all levels with vesting of a portion of these grants keyed to achievement of objectives defined in the annual budgeting and planning process and approved by the Board Committee, and (3) special grants for specific accomplishments or contributions as determined by the Board Committee. The first and second elements of this program lead to expected grants made during the fourth quarter as part of the budgeting and planning process, while the third element may lead to grants only from time to time, if at all. Generally, the restricted stock grants under the first two elements of this program vest over three years to provide for retention and long run commitment to the success of the company and the grants under the third element vest upon the earlier of the achievement of the performance objective or five years from grant.

This program seeks to provide all employees with an equity interest in the company and its success. The opportunity to realize significant increments over base annual compensation if the company succeeds in building value for customers and stockholders is intended to support recruitment of talented professionals who are sought by larger and more businesses. The use of restricted stock grants reflects a trend in equity compensation practices following the adoption of new accounting standards for equity based compensation and the desire to provide greater equity incentives with reduced stockholder dilution while utilizing fewer shares from stockholder approved equity compensation plans that are subject to overall and annual limits. Our restricted stock grants typically vest over several years and the performance based grants subject to accelerated vesting when targets are met and revocation if performance targets are not reached within defined periods. Specific performance targets are defined in the planning and budgeting process and may include items that are company confidential and, in some cases, subject to classification or confidentiality restrictions imposed by our customers. The portion of equity compensation grants linked to performance has initially been set at a modest percentage (about 10%), but this is intended to increase over time as the scope and predictability of the companies activities in various areas increase. The initial performance targets for this newly defined long term compensation program, have a high probability of being achieved. In future years, the portion and achievement likelihood for performance compensation may be adjusted with the growth, predictability, and maturity of the company’s planning and budgeting process.

The Board Committee also reviewed the equity incentives of Mr. Marshall over the course of 2007. Upon assuming leadership of the company and pursuant to his employment agreement Mr. Marshall was awarded on August 18, 2006 an inducement stock option to purchase 800,000 shares of common stock, with an exercise price equal to $6.30, the closing sale price of our common stock on August 17, 2006, which was the most recent closing price prior to the grant. These options become exercisable as to one quarter of the shares covered thereby on each of the first four year anniversaries of the date of grant and expire five years from the date of grant. We agreed to file a registration statement covering the shares issuable upon exercise of the option prior to August 18, 2007.

After consideration of the progress of the company under Mr. Marshall’s leadership, in December 2006, the committee made a determination to make an additional grant to Mr. Marshall of options to purchase 200,000 shares of common stock at an exercise price of $3.84, reflecting the closing sale price of our common stock on the date of grant. These options vest as to one third of the shares covered thereby on the date of grant and on each of the first two anniversaries of the date of grant and expire five years from the date of grant.

At the completion of Mr. Marshall’s initial year the committee considered the progress of the company and determined additional incentives were warranted for advancing the development of the company. The committee negotiated an amendment of Mr. Marshall’s employment agreement, and based on the negotiations and the forgoing factors, on October 26, 2007, the company granted to Mr. Marshall 275,000 shares of restricted common stock. This restricted stock grant vests as to 68,750 shares annually on each January 10th from 2008 through 2011.

In connection with the hiring of Mr. Wallace, the company granted options to purchase 100,000 shares of common stock with an exercise price of $9.75 per share vesting 25,000 immediately and the remaining shares vesting in 25,000 increments annually on the anniversary date of each of the next three years. In the second quarter of 2006 the committee granted to Mr. Wallace an additional 200,000 options with an exercise price of $7.20 vesting 100,000 annually on the anniversary of the grant. In December 2006, the committee made a grant of options to Mr. Wallace to purchase 120,000 shares of common stock at an exercise price of $3.84, reflecting the closing price of our common stock on the date of grant. Pursuant to Mr. Wallace entering into an employment agreement with the company, on October 26, 2007, the committee granted Mr. Wallace 80,000 shares of restricted common stock. This restricted stock grant vests as to 26,666 shares on January 10, 2008 and 26,667 shares on each of January 10, 2009 and January 10, 2010.

On November 29, 2007, as part of the implementation of the long-term incentive program and after considering the equity compensation provided to persons in similar positions at other technology-based public companies, the committee determined to award 45,000 shares of restricted stock each to Messrs. Wallace, McCahon and Hayden. The committee determined that it was in best interest of the company and its management to provide equity compensation to Messrs. McCahon and Hayden that was based on their functional role and contributions to the company currently without material reference to equity those individuals own and based on their position as founders of the company. These restricted stock grants vest as to 13,500 shares on December 1, 2008, 2009 and 2010. Vesting of the remaining 4,500 shares awarded to each individual vest upon the achievement of certain specified performance targets.

Severance and Change in Control Agreements

Pursuant to Mr. Marshall’s employment agreement, as amended, if Mr. Marshall’s employment is terminated by us without “cause”, or by Mr. Marshall for “good reason”, he would receive payment of his base salary and benefits for 12 months, in monthly installments. Additionally, following a change of control, all unvested stock options and restricted stock granted to Mr. Marshall will immediately vest and become exercisable for the full term of the option and all other unvested equity awards shall immediately vest. In negotiating these terms, the committee determined that it was in the best interest of the company, in light of the authority vested in the Board as a whole to determine the acceptability of any discussions or prospective transactions, to provide Mr. Marshall as CEO with incentives to support the development and completion of transactions that might lead to a change of control without concern for the impact of any such transaction to him relating to vesting of equity awards or cash compensation related to transition of employment that might occur following a change of control.

Pursuant to Mr. Wallace’s employment agreement, if Mr. Wallace’s employment is terminated by us without “cause”, he would receive payment of his base salary and benefits for six months, in monthly installments. If Mr. Wallace is terminated within three months following a change of control, all unvested stock options granted to Mr. Wallace will immediately vest and become exercisable for the full term of the option and all other unvested equity awards shall immediately vest.

In conjunction with the termination of Mr. Walik’s employment in January 2007, we entered into an agreement to pay an amount approximately equivalent to six months of base salary. In conjunction with the termination of Mr. McCommon’s employment in December 2007, we entered into an agreement to pay an amount approximately equivalent to three months of base pay, in accordance with prior payroll practices, and entered into a short-term consulting agreement to facilitate a transition in personnel.

Other Benefit Plans and Programs

Executives are eligible to participate in benefit programs designed for all of our full-time employees. These programs include a 401(K) savings plan and medical, dental, disability and life insurance programs. We currently cover the majority of such medical, dental and insurance payments requiring a minor co-pay from the employee. Additionally, under our 401(K) plan employees are eligible to contribute to their 401(K) accounts through payroll deductions. In 2007, we implemented an employer match benefit where we matched 50% of the employees’ 401(K) contribution up to 3% of their eligible compensation. Pursuant to his employment agreement, during 2007, Mr. Marshall received $34,799 of tax gross up related to payments of temporary living and automobile expenses.

Employment Agreements for Named Executive Officers

We have employment agreements with Dana A. Marshall, our Chairman, Chief Executive Officer and President, and with Kenneth M. Wallace, our Chief Financial Officer and Principal Accounting Officer.

We entered into the employment agreement with Mr. Marshall on August 18, 2006, upon the commencement of his employment with our company, and we amended the agreement on October 24, 2007. Mr. Marshall’s amended employment agreement provides for an annual base salary of $350,000, subject to such increases as our board may determine. The agreement provides an annual incentive bonus each calendar year of up to 50% of the base salary for the calendar year if we achieve goals and objectives established by the committee. Pursuant to the employment agreement, we also provided an inducement grant to Mr. Marshall of options to purchase 800,000 shares of common stock at an exercise price of $6.30 per share. These options become exercisable as to one quarter of the shares covered thereby on each of the first four year anniversaries of the date of grant and expire on the five years from the date of grant. Also, in accordance with the agreement, we filed a registration statement covering the shares issuable upon exercise of the option. Mr. Marshall is also eligible to receive such other cash bonuses or other compensation as may be awarded by the board during his employment including gross-up tax benefits for travel and relocation related expenses.

Pursuant to his employment agreement we agreed to pay Mr. Marshall a temporary housing allowance in an amount equal to his actual rental expense (plus an amount equal to any additional tax consequences to him for such payment, if any), up to $2,500 per month, for a period of up to two years, while he establishes a permanent residence in the Tucson, Arizona area. We also agreed to pay Mr. Marshall an automobile allowance of $1,000 per month.

Mr. Marshall’s amended employment agreement is terminable by us immediately for “cause”, or by us without cause upon 30 days prior written notice or by Mr. Marshall upon 30 days prior written notice, for any reason including “good reason”. If Mr. Marshall’s employment is terminated by us without cause, or by Mr. Marshall for good reason, he would receive payment of his base salary and benefits, in monthly installments, for 12 months. Additionally, following a change of control, all unvested stock options awarded to Mr. Marshall will immediately vest and become exercisable for the full term of the option and all other unvested equity awards shall immediately vest.

We entered into the employment agreement with Mr. Wallace on October 26, 2007. Mr. Wallace’s employment agreement provides for an annual base salary of $225,000, subject to such increases as our board may determine. The agreement provides for a signing bonus of $60,000 and an annual incentive bonus each calendar year of up to 25% of the base salary for the employment year if we achieve goals and objectives established by the committee. Pursuant to the employment agreement, we also granted to Mr. Wallace 80,000 shares of restricted common stock. These shares vest as to 26,666 of the shares on January 10, 2008 and an additional 26,667 of the shares on each of January 10, 2009 and 2010 Mr. Wallace is also eligible to receive such other cash bonuses or other compensation as may be awarded by the board during his employment.

Mr. Wallace’s employment agreement is terminable by us immediately for “cause”, or by us without cause upon 30 days prior written notice or by Mr. Wallace upon 30 days prior written notice. If Mr. Wallace’s employment is terminated by us without cause, he would receive payment of his base salary and benefits, in monthly installments, for six months. Additionally, if Mr. Wallace is terminated within 3 months following a change of control, all unvested stock options awarded to Mr. Wallace will immediately vest and become exercisable for the full term of the option and all other unvested equity awards shall immediately vest.

SUMMARY COMPENSATION TABLE

The following table discloses for the periods presented the compensation for the persons who served as our Chief Executive Officer and our Chief Financial Officer and our three most highly compensated other executive officers (not including the Chief Executive Officer and Chief Financial Officer) whose total individual compensation exceeded $100,000 for the years ended December 31, 2007 and 2006 (the “Named Executives”).

Name and Principal Position	Year	Salary(1)	Bonus(2)(3)	Stock Awards(4)	Option Awards(5)	All Other Compensation(6)	Total
Dana A. Marshall Chairman, Chief Executive Officer, President and Assistant Secretary	2007 2006	$273,077 87,500	$125,000 75,000	$300,385 -	$500,666 243,108	$89,439 16,185	$1,288,567 421,793
Kenneth M. Wallace Chief Financial Officer, Principal Accounting Officer and Secretary	2007 2006	210,046 146,154	100,000 20,000	126,162 -	368,029 421,851	6,858 27,360	811,095 615,365
Joseph C. Hayden Executive Vice President – Programs	2007 2006	199,549 183,750	50,000 10,000	9,864 -	- -	5,109 6,672	264,522 200,422
Stephen W. McCahon Executive Vice President – Engineering	2007 2006	200,126 183,750	40,000 10,000	13,085 -	- -	5,459 2,962	258,670 196,712
Stephen A. McCommon Former Vice President – Finance(7)	2007	99,403	1,000	-	32,930	33,239	166,572

(1)
Mr. Marshall’s 2007 salary reflects the increase of his base salary to $350,000 effective October 1, 2007. In August 2006, we entered into an employment agreement with Mr. Marshall that provided for Mr. Marshall’s employment as the company’s President and Chief Executive Officer at an initial annual base salary of $250,000. Mr. Wallace’s 2007 salary reflects increases of his base salary to $210,000 effective February 1, 2007 and to $225,000 effective October 26, 2007. In March 2006, we hired Mr. Wallace as our Chief Financial Officer at an annual base salary of $190,000. Accordingly, Mr. Wallace’s and Mr. Marshall’s salaries reflect only their service for the remaining portion of calendar year 2006. Messrs. Hayden and McCahon’s 2007 salary reflect increases in their annual base salary to $200,000 effective March 1, 2007, and another increase effective December 3, 2007 to $225,000 for Mr. Hayden and $235,000 for Mr. McCahon.

(2)
Mr. Marshall’s cash bonus of $125,000 in 2007 was determined by the committee considering performance as specified in is per Mr. Marshall’s employment agreement. This cash bonus was paid in January 2008. Mr. Wallace’s 2007 $100,000 cash bonus was comprised of a $60,000 bonus paid on the execution of his employment agreement and a $40,000 bonus, paid in January 2008, which was granted by the compensation committee as a part of a performance based review related to his contribution to meeting corporate goals for 2007. The cash bonuses that Messrs. Hayden and McCahon received of $50,000 and $40,000, respectively, were granted by the compensation committee in consideration of their contributions to meeting goals during 2007 and prior years. These bonuses were paid in January 2008.

(3)
Mr. Marshall’s bonus of $75,000 in 2006 is comprised of a $15,000 signing bonus and a $60,000 cash bonus granted by the compensation committee in December 2006 in recognition of Mr. Marshall’s accomplishments in the first five months of employment. This cash bonus was paid in January 2007. The bonuses that Messrs. Wallace, Hayden and McCahon received of $20,000, $10,000 and $10,000, respectively, were granted by the compensation committee as a performance based award considering contribution to meeting goals during 2006.

(4)
The amounts included in the “Stock Awards” column represent the compensation cost recognized by the company in 2007 related to restricted stock awards, computed in accordance with SFAS No. 123R. For a discussion of valuation assumptions, see Note 9 to our 2007 Consolidated Financial Statements.

(5)
The amounts included in the “Option Awards” column represent the compensation cost recognized by the company in 2007 and 2006 related to stock option awards, computed in accordance with SFAS No. 123R. For a discussion of valuation assumptions, see Note 9 to our 2007 Consolidated Financial Statements.

(6)
The 2007 amounts shown in the “All Other Compensation” column are attributable to Mr. Marshall receiving $35,260 for relocation assistance, $12,000 for automobile expenses and $34,799 “gross up” for the payment of taxes for his relocation assistance and automobile expenses. All named executives received the employer match benefit where we match 50% of the employees’ 401(K) contribution up to 3% of their eligible compensation company contributions to their 401(K) plans, a benefit that is available to all employees. Additionally, “All Other Compensation” includes the dollar value of life insurance premiums paid by us for all named executive officers. Mr. McCommon’s All Other Compensation includes an accrual of his severance package. The 2006 amounts shown in the “All Other Compensation” column for Messrs. Marshall and Wallace include payments for commuting costs, temporary housing assistance and relocation assistance, Mr. Marshall also received reimbursements of automotive expenses and Messrs. Wallace, McCahon and Hayden received payments in compensation for lost unused vacation time

(7)	Represents severance payments.

GRANTS OF PLAN-BASED AWARDS

The following table discloses the grants of a plan-based award to each of the Named Executives in 2007.

		Estimated Future Payouts Under Non-Equity Incentive Plan Awards			Estimated Future Payouts Under Equity Incentive Plan Awards			All Other Stock Awards: Number of Shares of Stock (#)	Grant Date Fair Value of Stock Awards(1)
Name	Grant Date	Threshold ($)	Target ($)	Maximum ($)	Threshold (#)	Target (#)	Maximum (#)
Dana A. Marshall			175,000(2)	175,000(2)	-	-	-
	10/26/2007(3)	-	-	-	-	-	-	275,000	$976,250

Kenneth M. Wallace		-	56,250(4)	56,250(4)	-	-	-
	10/26/2007(5)	-	-	-	-	-	-	80,000	$284,000
	11/29/2007(6)	-	-	-	-	4,500	4,500	40,500	$147,600

Joseph C. Hayden	11/29/2007(6)	-	-	-	-	4,500	4,500	40,500	$147,600

Stephen W. McCahon	11/29/2007(6)	-	-	-	-	4,500	4,500	40,500	$147,600

(1)
The amounts included in the “Grant Date Fair Value of Stock Awards” column represent the full grant date fair value of the awards computed in accordance with Financial Accounting Standards No. 123R. The fair value of stock awards is recognized in the income statement as compensation expense over the vesting period of the grants. For a discussion of valuation assumptions, see Note 9 to the Consolidated Financial Statements of our 2007 Financial Statements.

(2)
The Estimated Future Payouts under Non-Equity Incentive Plan Awards represents Mr. Marshall’s eligibility to receive an annual incentive bonus in each calendar year of up to 50% of his base salary if we achieve goals and objectives established by the compensation committee in accordance with Mr. Marshall’s employment agreement. Based on his current annual base salary of $350,000.

(3)
Pursuant to the amendment of Mr. Marshall’s employment agreement, on October 26, 2007, the Compensation Committee granted to Mr. Marshall 275,000 shares of restricted common stock of the company. This restricted stock vest as to 68,750 shares annually on each January 10th from 2008 through 2011.

(4)
The Estimated Future Payouts under Non-Equity Incentive Plan Awards represents Mr. Wallace’s eligibility to receive an annual incentive bonus in each calendar year of up to 25% of his base salary if we achieve goals and objectives established by the Compensation Committee in accordance with Mr. Wallace’s employment agreement. Based on his current annual base salary of $225,000.

(5)
Pursuant to his employment agreement, on October 26, 2007, the Compensation Committee granted to Mr. Wallace 80,000 shares of restricted common stock of the company. This restricted stock vest as to 26,666 shares on January 10, 2008 and 26,667 shares on each of January 10, 2009 and January 10, 2010.

(6)
On November 29, 2007, the Compensation Committee awarded 45,000 shares of restricted stock each to Messrs. Wallace, McCahon and Hayden. The restricted stock grants vest as to 13,500 shares on December 1, 2008, 2009 and 2010. Vesting of the remaining 4,500 shares awarded to each individual vest upon the achievement of certain specified performance targets.

OUTSTANDING EQUITY AWARDS AT FISCAL YEAR-END

The following table discloses unexercised options held by the Named Executives at December 31, 2007.

	Option Awards				Stock Awards
Name	Number of Securities Underlying Unexercised Options Exercisable (#)	Number of Securities Underlying Unexercised Options Unexercisable (#)	Option Exercise Price	Option Expiration Date	Equity Incentive Plan Awards: Number of Unearned Shares That Have Not Vested (#)	Equity Incentive Plan Awards: Market Value of Unearned Shares That Have Not Vested ($)(9)
Dana A. Marshall	200,000	600,000(1)	$6.30	08/18/2011
	133,334	66,667(2)	$3.84	12/26/2011
					275,000(6)	$786,500

Kenneth M. Wallace	50,000	50,000(3)	$9.75	02/13/2011
	100,000	100,000(4)	$7.20	06/02/2011
	80,000	40,000(5)	$3.84	12/26/2011
					45,000(7)	$128,700
					80,000(8)	$228,800

Joseph C. Hayden					45,000(7)	$128,700

Stephen W. McCahon					45,000(7)	$128,700

Stephen A. McCommon	6,000		$5.10	01/02/2008
	37,500		$7.16	01/02/2008
	9,000		$7.20	01/02/2008
	10,000		$3.84	01/02/2008

(1)	Vest in three installments of 200,000 shares of common stock on August 18, 2008, 2009 and 2010.

(2)	Vest on December 26, 2008.

(3)	Vest in two installments of 25,000 shares of common stock on March 20, 2008 and 2009.

(4)	Vest on June 2, 2008.

(5)	Vest on December 26, 2008.

(6)	Restricted stock grant vested as to 68,750 shares on January 10, 2008 and as to an additional 68,750 shares annually on January 10, 2009, 2010, and 2011.

(7)
Restricted stock grant vests as to 13,500 shares annually on December 1, 2008, 2009 and 2010. Vesting of the remaining 4,500 shares awarded to each individual vest upon the achievement of certain specified performance targets.

(8)	Restricted stock grant vested as to 26,666 shares on January 10, 2008 and as to an additional 26,667 shares annually on of January 10, 2009 and 2010.

(9)
The market value of shares or units of stock that have not vested as reported in the table above is determined by multiplying the closing market price of our common stock on the last trading day of 2007 of $2.86 by the number of shares stock that have not vested.

POTENTIAL PAYMENTS UPON TERMINATION OR CHANGE-IN-CONTROL

Mr. Marshall’s amended employment agreement provides that if we terminate Mr. Marshall’s employment without cause, or if Mr. Marshall terminates his employment for “good reason”, Mr. Marshall will receive an amount equal to his base salary then in effect for a period of 12 months plus the pro rata portion of any incentive bonus earned in any employment year through the date of his termination. If Mr. Marshall’s employment is terminated by us for cause, he would receive his base salary through the date of termination and all expenses and accrued benefits rising prior to such termination. Following a change of control, all unvested stock options awarded to Mr. Marshall will immediately vest and become exercisable for the full term of the option and all other unvested equity awards shall immediately vest.

Mr. Wallace’s employment agreement provides that if Mr. Wallace is terminated by us without cause, he would receive payment of his base salary and benefits, in monthly installments, for six months. Additionally, if Mr. Wallace is terminated within 3 months following a change of control, all unvested stock options awarded to Mr. Wallace will immediately vest and become exercisable for the full term of the option and all other unvested equity awards shall immediately vest.

A Rights Agreement commonly known as a "poison pill", currently exists which provides that in the event an individual or entity becomes a beneficial holder of 12% or more of the shares of our capital stock, without the approval of the Board of Directors other stockholders of the company shall have the right to purchase shares of our (or in some cases, the acquirer’s) common stock from the company at 50% of its then market value.

In the event of a change-in-control and at the discretion of the Board of Directors, option awards granted under our 2004 Stock Incentive Plan and our 2007 Stock Incentive Plan which have been outstanding for at least one year may become exercisable in full until it expires pursuant to its terms and all restrictions contained in Restricted Stock awards granted under the Plans may lapse and the shares of stock subject to such awards shall be distributed to the Participant.

The following table sets forth the potential post-employment, or change in control, payments that would be made to our executive officers by us assuming their employment was terminated, or the change of control, occurred on December 31, 2007 based on their salaries and annual incentive compensation payments contained in their employment agreements at December 31, 2007.

Executive Payments Upon Termination or Change in Control

Name	Without Cause Termination	For Good Reason Resignation	For Cause Termination or Voluntary Resignation	Change in Control(1)	Termination Following Change in Control(1)(2)
Dana A. Marshall	$525,000(3)	$525,000(3)	-	$786,500(4)	$1,311,500(5)
Kenneth M. Wallace	140,625(6)	-	-	-	498,125(7)

(1)	The value of vested options as of December 31, 2007 is zero as our closing price was less than the exercise price of such options.

(2)	Assumes an effective date of a change in control within three months prior to December 31, 2007.

(3)	Consists of $350,000 base salary and $175,000 incentive bonus.

(4)	Represents vesting of 275,000 shares of restricted common stock valued at the closing price of the company's common stock on December 31, 2007.

(5)	Consists of $350,000 base salary, $175,000 incentive bonus and $786,500 for 275,000 shares of restricted common stock valued at the closing price of the company's common stock on December 31, 2007.

(6)	Consists of $112,500 base salary and $28,125 incentive bonus.

(7)	Consists of $112,500 base salary, $28,125 incentive bonus and $357,500 for 125,000 shares of restricted common stock valued at the closing price of the company's common stock on December 31, 2007.

DIRECTOR COMPENSATION

The following table discloses our director compensation for the year ended December 31, 2007:

Name	Fees Earned or Paid in Cash	Option Awards(1)	Total
David C. Hurley	$100,000	$177,000(2)	$277,000
George P. Farley	$75,000	$132,750(3)	$207,750
James K. Harlan	$62,500	$110,625(4)	$173,125
James A. McDivitt	$50,000	$88,500(5)	$138,500

(1)
The amounts included in the “Option Awards” column represent the compensation cost recognized by the company in 2007 related to stock option awards to directors, computed in accordance with SFAS No. 123R. For a discussion of valuation assumptions, see Note 9 to our 2007 Consolidated Financial Statements. All options granted to directors in 2007 vested immediately and became immediately exercisable upon grant.

(2)
Mr. Hurley was granted options to purchase 100,000 shares of common stock in January 2007 with a grant date fair value, computed in accordance with SFAS No. 123R, of $177,000 which was recognized in 2007 for financial statement reporting purposes in accordance with SFAS 123R. As of December 31, 2007, Mr. Hurley had options to purchase 275,000 shares of common stock outstanding.

(3)
Mr. Farley was granted options to purchase 75,000 shares of common stock in January 2007 with a grant date fair value, computed in accordance with SFAS No. 123R, of $132,750 which was recognized in 2007 for financial statement reporting purposes in accordance with SFAS 123R. As of December 31, 2007, Mr. Farley had options to purchase 175,000 shares of common stock outstanding.

(4)
Mr. Harlan was granted options to purchase 62,500 shares of common stock in January 2007 with a grant date fair value, computed in accordance with SFAS No. 123R, of $110,625 which was recognized in 2007 for financial statement reporting purposes in accordance with SFAS 123R. As of December 31, 2007, Mr. Harlan had options to purchase 262,500 shares of common stock outstanding.

(5)
Mr. McDivitt was granted options to purchase 50,000 shares of common stock in January 2007 with a grant date fair value, computed in accordance with SFAS No. 123R, of $88,500 which was recognized in 2007 for financial statement reporting purposes in accordance with SFAS 123R. As of December 31, 2007, Mr. McDivitt had options to purchase 250,000 shares of common stock outstanding.

In January 2008, the Board of Directors amended its Independent Directors Compensation Program. Pursuant to the program the Chairman of the Board, if his is an independent director and, if not, the lead independent director is to receive $100,000 per year, the Chairman of the Audit Committee is to receive $75,000 per year, the Chairman of the Compensation Committee is to receive $62,500 per year, the Chairman of the Nominating Committee is to receive $55,000 per year and each other independent director is to receive $50,000 per year.

Also, under the program, the Chairman of the Board is to receive a number of shares of the our common stock equal to $100,000 divided by the closing sale price of the common stock on the date of the award, the Chairman of the Audit Committee is to receive a number of shares of the our common stock equal to $75,000 divided by the closing sale price of the common stock on the date of the award, the Chairman of the Compensation Committee is to receive a number of shares of the our common stock equal to $62,500 divided by the closing sale price of the common stock on the date of the award, the Chairman of the Nominating Committee is to receive a number of shares of the our common stock equal to $55,000 divided by the closing sale price of the common stock on the date of the award and each other independent director is to receive a number of shares of the our common stock equal to $50,000 divided by the closing sale price of the common stock on the date of the award. The stock grants under this program are automatically granted on every January 15th, or the next business day, and vest on the grant date. All of the stock granted to the directors in 2008 vested immediately upon grant.

Additionally, under the program, on January 15th of each year (or on the first business day thereafter if January 15th is not a business day), each independent director is to receive options to purchase 10,000 shares of the Registrant’s common stock. The exercise price of such options shall be the closing sale price of our common stock on the date of grant.

Under the program, if at anytime during an independent director serves in more than one position of Chairman of the Board, lead independent director and Chairman of the Audit Committee or Compensation Committee, that director shall receive the higher level compensation paid for any such position the director then holds. On March 13, 2008, Mr. McDivitt was appointed lead independent director and as such received a prorated adjustment in shares and cash compensation in accordance with this program. Also on March 13, 2008, upon relinquishing his role as lead independent director, Mr. Hurley’s prorated cash compensation for the balance of 2008 decreased.

Compensation Committee Interlocks And Insider Participation:

During the fiscal year ended December 31, 2007, none of our executive officers served on the board of directors or the compensation committee of any other company whose executive officers also serve on our Board of Directors or our Compensation Committee.

Compensation Committee Report:

The Compensation Committee of the Board of Directors has reviewed and discussed with management the Compensation Discussion and Analysis and, based on this review and these discussions, the Compensation Committee recommended to the Board of Directors that the Compensation Discussion and Analysis be included in Applied Energetics’ annual report on Form 10-K.

James K. Harlan
George P. Farley
James A. McDivitt

CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS AND DIRECTOR INDEPENDENCE:

Transactions With Related Parties

On February 6, 2008, we entered into a purchase agreement to purchase from Columbia Tucson, LLC (“CT”) the property located at 3590 East Columbia Street, Tucson, Arizona, which we previously leased from CT (the “Property”). The purchase price of the Property was approximately $2.2 million. Joseph Hayden and Steven McCahon, executive officers, Robert Howard and Thomas Dearmin, principal stockholders and former executive officers and directors, another former executive officer and certain family members of Mr. Howard own all of the membership interests of CT. During 2007 and 2008, we paid rent of approximately $336,000 and $39,000, respectively to CT for the use of this facility.

INDEPENDENT REGISTERED PUBLIC ACCOUNTANTS

Principal Accountant Fees and Services

The following is a summary of the fees billed to the company by BDO Seidman, LLP for professional services rendered for the years ended December 31, 2007 and 2006:

	2007	2006
Audit Fees	$531,540	$541,340
Tax Fees	$10,875	$14,850

Fees for audit services include fees associated with the annual audit of the company and its subsidiaries, the review of our quarterly reports on Form 10-Q and the internal control evaluation under Section 404 of the Sarbanes-Oxley Act of 2002. Audit fees also include review of private placements, registration statements and offering documents in 2006. Tax fees include tax compliance, tax advice and tax planning related to federal and state tax matters.

Pre-Approval Policies and Procedures

Consistent with the SEC requirements regarding auditor independence, our Audit Committee has adopted a policy to pre-approve all audit and permissible non-audit services provided by our independent registered public accounting firm. Under the policy, the Audit Committee must approve non-audit services prior to the commencement of the specified service. Our independent registered public accounting firm, BDO Seidman, LLP, have verified, and will verify annually, to our Audit Committee that they have not performed, and will not perform any prohibited non-audit service.

AUDIT COMMITTEE REPORT

In early 2006, the Audit Committee met with management and representatives of BDO Seidman, LLP to review plans and preparations for the review and the procedures and timing of the review of our quarterly financial statements. In 2007, the Chairman of the Audit Committee met with management on two occasions to review and discuss internal control and remediation of comments made by the auditors relating to internal controls in connection with the audit of the 2006 financial statements. During the fourth quarter of 2007 the Audit Committee met with representatives of BDO Seidman, LLP to review and discuss timing and plans for the audit of our financial statements for the year ended December 31, 2007 and to discuss the accounting treatment of certain financial items. Following completion of the audit of our financial statements, the Audit Committee met with representatives of BDO Seidman, LLP and with our management to review the audit findings. The Audit Committee also conducted discussions with our independent registered public accountant, BDO Seidman, LLP, regarding the matters required by the Statement on Auditing Standards No. 61. As required by Independence Standards Board Standard No. 1, “Independence Discussion with Audit Committees,” the Audit Committee has discussed with and received the required written disclosures and confirming letter from BDO Seidman, LLP and with our management regarding its independence and has discussed with BDO Seidman, LLP its independence. The Audit Committee also met with management responsible for maintaining and reporting on our internal controls and reviewed and discussed the findings in Management’s Report on Internal Controls included in our Annual Report on Form 10-K for the year ended December 31, 2007. Based upon the review and discussions referred to above, the Audit Committee recommended to the Board of Directors that the audited financial statements be included in our Annual Report on Form 10-K for the year ended December 31, 2007.

Audit Committee of the Board of Directors:

George P. Farley

James K. Harlan

James A. McDivitt

STOCKHOLDER PROPOSALS FOR 2009 ANNUAL MEETING

Stockholders who wish to present proposals appropriate for consideration at our annual meeting of stockholders to be held in the year 2009 must submit the proposal in proper form consistent with our By-laws to us at our address as set forth on the first page of this proxy statement and in accordance with the applicable regulations under Rule 14a-8 of the Exchange Act no later than December 14, 2008 in order for the proposition to be considered for inclusion in our proxy statement and form of proxy relating to such annual meeting. Any such proposals should contain the name and record address of the stockholder, the class and number of shares of our common stock beneficially owned as of the record date established for the meeting, a description of, and reasons for, the proposal and all information that would be required to be included in the proxy statement file with the SEC if such stockholder was a participant in the solicitation subject to Section 14 of the Securities Exchange Act of 1934. The proposal, as well as any questions related thereto, should be directed to our Secretary.

If a stockholder submits a proposal after the December 14, 2008 deadline required under Rule 14a-8 of the Exchange Act but still wishes to present the proposal at our Annual Meeting of Stockholders (but not in our proxy statement) for the fiscal year ending December 31, 2008 to be held in 2009, the proposal, which must be presented in a manner consistent with our By-laws and applicable law, must be submitted to our Secretary in proper form at the address set forth above so that it is received by our Secretary not less than 50 nor more than 75 days prior to the meeting unless less than 65 days notice or prior public disclosure of the date of the meeting is given or made to stockholders, in which case, no less than the close of business on the tenth day following the date on which the notice of the date of the meeting was mailed or other public disclosure was made.

We did not receive notice of any proposed matter to be submitted by stockholders for a vote at this Annual Meeting and, therefore, in accordance with Exchange Act Rule 14a-4(c) any proxies held by persons designated as proxies by our Board of Directors and received in respect of this Annual Meeting will be voted in the discretion of our management on such other matter which may properly come before the Annual Meeting.

OTHER INFORMATION

Proxies for the Annual Meeting will be solicited by mail and through brokerage institutions and all expenses involved, including printing and postage, will be paid by us. In addition, arrangements will be made with brokerage houses and other custodians, nominees and fiduciaries to send proxies and proxy materials to the beneficial owners of stock, and we may reimburse such persons for their expenses.

A copy of our 2007 Annual Report to Stockholders (which includes a copy of our Annual Report on Form 10-K for the year ended December 31, 2007 as filed with the SEC) is being mailed with this Proxy Statement to each stockholder of record as of the close of business on May 9, 2008. A stockholder may also request an additional copy of our Annual Report on Form 10-K for the year ended December 31, 2007, without charge except for exhibits to the report, by writing to Applied Energetics, Inc., 3590 East Columbia Street, Tucson, Arizona 85714, Attention: Chief Financial Officer. Exhibits will be provided upon written request and payment of a reasonable fee.

The Board of Directors is aware of no other matters, except for those incident to the conduct of the Annual Meeting, that are to be presented to stockholders for formal action at the Annual Meeting. If, however, any other matters properly come before the Annual Meeting or any adjournments thereof, it is the intention of the persons named in the proxy to vote the proxy in accordance with their judgment.

By order of the Board of Directors,

Dana A. Marshall
Chairman of the Board, Chief Executive Officer and President

May 14, 2008

Ú FOLD AND DETACH HERE AND READ THE REVERSE SIDE Ú

PROXY FOR ANNUAL MEETING OF STOCKHOLDERS TO BE HELD JUNE 11, 2008 THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS	Please mark your votes like this	☒

1.	ELECTION OF CLASS I DIRECTORS:				.
	☐	FOR all nominees listed below (except as marked to the contrary below).	☐	WITHHOLD AUTHORITY to vote for all nominees listed below.

Dana A. Marshal (Class I) James A. McDivitt (Class I) General James M. Feigley (Class II)

		(INSTRUCTION: To withhold authority to vote for any individual nominee, write that nominee’s name in the space below.)			.

2. In their discretion, the Proxies are authorized to vote upon such other business as may properly come before the meeting.

COMPANY ID:
PROXY NUMBER:
ACCOUNT NUMBER:

SIGNATURE	SIGNATURE IF HELD JOINTLY	DATE	, 2008

NOTE: Please sign exactly as name appears hereon. When shares are held by joint tenants, both should sign. When signing as attorney, executor, administrator, trustee or guardian, please give full title as such. If a corporation, please sign in full corporate name by President or other authorized officer. If a partnership, please sign in partnership name by authorized person.

Table of Contents

Ú  FOLD AND DETACH HERE AND READ THE REVERSE SIDE  Ú

THIS PROXY WILL BE VOTED IN ACCORDANCE WITH THE INSTRUCTIONS GIVEN ON THE REVERSE SIDE.

IF NO INSTRUCTIONS ARE GIVEN, THIS PROXY WILL BE VOTED FOR THE PROPOSALS LISTED ON THE REVERSE SIDE.

Please mark, sign and return this proxy card promptly using the enclosed envelope.

The undersigned hereby appoints Dana A. Marshall and Kenneth M. Wallace, and each of them, Proxies, with full power of substitution in each of them, in the name, place and stead of the undersigned, to vote at the Annual Meeting of Stockholders of Applied Energetics, Inc. on Wednesday June 11, 2008, at the offices of Blank Rome LLP, 405 Lexington Avenue - 24 th Floor, New York, New York 10174, or at any adjournment or adjournments thereof, according to the number of votes that the undersigned would be entitled to vote if personally present, upon the following matters:

(continued and to be marked, dated and signed on reverse side)